Exhibit 99.1

VIVUS, Inc.	Investor Relations: The Trout Group
Dana B. Shinbaum	Brian Korb
Corporate Development &	Senior Vice President
Investor Relations	bkorb@troutgroup.com
shinbaum@vivus.com	646-378-2923
650-934-5200

VIVUS REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

MOUNTAIN VIEW, Calif., November 5, 2014 - VIVUS, Inc. (NASDAQ: VVUS), a biopharmaceutical company commercializing Qsymia® (phentermine and topiramate extended-release) capsules CIV for the treatment of obesity, today reported its financial results for the third quarter ended September 30, 2014 and provided a business update.

“While the obesity market develops, we are encouraged by an improving reimbursement environment for Qsymia, increasing net revenue per prescription, and feedback from clinicians who emphasize that our product delivers on the promise of clinically significant weight loss,” said Seth H. Z. Fischer, CEO. “Because of its favorable efficacy and safety profile, combined with actual clinical experience since launch, Qsymia is top-of-mind in many conversations taking place about obesity, whether among key healthcare providers, payers, patients or policy makers.”

Seth continued: “Additionally, we were pleased to announce in September 2014 the approval by FDA of our supplemental new drug application for STENDRA® (avanafil), making it the only erectile dysfunction medication indicated to be taken as early as approximately 15 minutes before sexual activity.”

“Finally, the control of our operating expenses remains a key area of focus, and we continue to make good progress in this regard,” Seth added.

Third Quarter 2014 Financial Results

Total net revenue was $33.9 million for the third quarter of 2014, compared to $27.4 million for the third quarter of 2013. Of the total revenue for the current quarter, net product revenue was $12.5 million from sales of Qsymia, compared to $6.4 million for the third quarter of 2013. In addition, under our commercialization agreements for STENDRA® and SPEDRA™, we recognized $15.1 million in license and milestone revenue, compared to $21.0 million in the third quarter of 2013. We also recognized $5.3 million in supply revenue and $1.1 million in royalty revenue for the current quarter.

Total research and development expense was $2.6 million for the current quarter, compared to $8.4 million for the third quarter of 2013.

Total selling, general and administrative expense was $27.8 million for the current quarter, compared to $38.2 million for the third quarter of 2013. Selling and marketing expenses for the commercialization of Qsymia totaled $18.4 million for the current quarter, compared to $22.6 million for the third quarter of 2013.

Inventory impairment and other non-recurring charges were $4.1 million in the current quarter, comprised of $2.2 million for inventory impairment and $1.9 million for patent settlement. In the third quarter of 2013, we incurred $20.7 million in non-recurring charges related to the proxy contest.

Net loss was $15.8 million, or $0.15 net loss per share, for the current quarter, compared to a net loss of $48.2 million, or $0.48 net loss per share, for the third quarter of 2013.

There were approximately 140,000 Qsymia prescriptions dispensed in the third quarter of 2014, compared to 138,000 prescriptions in the second quarter of 2014 and 109,000 in the third quarter of 2013.

Cash, Cash Equivalents and Available-for-Sale Securities

Cash, cash equivalents and available-for-sale securities (collectively cash) totaled $306.9 million at September 30, 2014, compared to $343.3 million at December 31, 2013. In the first nine months of 2014, we received approximately $27.4 million in license and milestone payments related to STENDRA and SPEDRA.

Business Update

•                  On August 25, 2014, we announced the acquisition of a group of patents from Janssen Pharmaceuticals, Inc. covering uses of topiramate as monotherapy and in combination with other pharmaceutical agents to treat a variety of medical conditions.

•                  On September 18, 2014, together with Auxilium Pharmaceuticals, Inc., we announced that the U.S. Food and Drug Administration (FDA) had approved a supplemental new drug application (sNDA) for STENDRA® (avanafil). STENDRA is now the only FDA-approved erectile dysfunction (ED) medication indicated to be taken as early as approximately 15 minutes before sexual activity.

Note to Investors

As previously announced, VIVUS will hold a conference call and an audio webcast to discuss the third quarter ended September 30, 2014 financial results today, November 5, 2014, beginning at 4:30PM Eastern Time. Investors may listen to this call by dialing (877) 359-2916 from within the U.S. and ++ (224) 357-2386 from outside the U.S. A webcast replay will be available for 30 days and may be accessed at http://ir.vivus.com/.

About Qsymia

Qsymia® is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia® (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About Avanafil

STENDRA® (avanafil) is approved in the U.S. by the FDA for the treatment of erectile dysfunction. VIVUS has granted Auxilium Pharmaceuticals, Inc. exclusive marketing rights to STENDRA in the U.S. and Canada.

SPEDRA™, the trade name for avanafil in the EU, is approved by the European Medicines Agency (EMA) for the treatment of erectile dysfunction in the EU. VIVUS has granted an exclusive license to the Menarini Group through its subsidiary Berlin-Chemie AG to commercialize and promote SPEDRA for the treatment of erectile dysfunction in over 40 European countries plus Australia and New Zealand.

VIVUS has granted an exclusive license to Sanofi to commercialize avanafil in Africa, the Middle East, Turkey, and the Commonwealth of Independent States (CIS) including Russia.

Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian-Pacific Rim countries. VIVUS is in discussions with other parties for the commercialization rights to its remaining territories.

For more information about STENDRA, please visit www.Stendra.com.

Important Safety Information

STENDRA® (avanafil) is prescribed to treat erectile dysfunction (ED).

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work. Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®) or atazanavir (Reyataz®); some types of oral antifungal medicines, such as ketoconazole (Nizoral®), and itraconazole (Sporanox®); or some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to these medicines or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets.

About VIVUS

VIVUS is a biopharmaceutical company commercializing Qsymia® (phentermine and topiramate extended-release) capsules CIV for the treatment of obesity. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to the development of the obesity market and the success of Qsymia as a treatment option, as well as an improving reimbursement environment for Qsymia, increasing net revenue per prescription and feedback from clinicians who emphasize that our product delivers on the promise of clinically significant weight loss; and risks and uncertainties related to the STENDRA label expansion and its effect on patients and healthcare providers, including the success of STENDRA as a treatment option. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ended December 31, 2013 as filed on February 28, 2014 and as amended by the Form 10-K/A filed on April 30, 2014, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		Septembers 30,
	2014	2013	2014	2013
Revenue:
Net product revenue	$12,454	$6,379	$32,575	$16,025
License and milestone revenue	15,070	21,000	38,614	21,000
Supply revenue	5,300	—	18,336	—
Royalty revenue	1,053	—	2,924	—
Total revenue	33,877	27,379	92,449	37,025

Operating expenses:
Cost of goods sold	7,268	741	23,816	1,703
Research and development	2,574	8,405	11,083	24,683
Selling, general and administrative	27,828	38,167	84,703	121,666
Inventory impairment and other non-recurring charges	4,119	20,743	6,173	34,892
Total operating expenses	41,789	68,056	125,775	182,944

Loss from operations	(7,912)	(40,677)	(33,326)	(145,919)

Total interest expense and other expense (income), net	8,135	7,669	24,534	11,817
Loss from continuing operations before income taxes	(16,047)	(48,346)	(57,860)	(157,736)
Provision for (benefit from) income taxes	(222)	33	(660)	46
Loss from continuing operations	(15,825)	(48,379)	(57,200)	(157,782)
Income from discontinued operations, net of tax	—	175	—	490
Net loss	$(15,825)	$(48,204)	$(57,200)	$(157,292)

Basic and diluted net loss per share:
Continuing operations	$(0.15)	$(0.48)	$(0.55)	$(1.56)
Discontinued operations	—	—	—	—
Net loss per share	$(0.15)	$(0.48)	$(0.55)	$(1.56)
Shares used in per share computation:
Basic and diluted	103,477	100,904	103,373	100,769

VIVUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2014	2013*
	(Unaudited)

Current assets:
Cash and cash equivalents	$83,163	$103,262
Available-for-sale securities	223,710	240,024
Accounts receivable, net	27,099	12,214
Inventories	38,105	48,503
Prepaid expenses and other assets	10,383	19,938
Total current assets	382,460	423,941
Property and equipment, net	1,506	1,954
Non-current assets	7,857	5,901
Total assets	$391,823	$431,796

Current liabilities:
Accounts payable	$8,235	$10,759
Accrued and other liabilities	29,264	23,993
Deferred revenue	20,243	17,255
Total current liabilities	57,742	52,007
Long-term debt, net of current portion	217,110	213,106
Deferred revenue, net of current portion	9,466	10,360
Non-current accrued and other liabilities	1,553	2,954
Total liabilities	285,871	278,427

Commitments and contingencies	—	—
Stockholders’ equity:
Common stock and additional paid-in capital	823,656	813,905
Accumulated other comprehensive income	98	66
Accumulated deficit	(717,802)	(660,602)
Total stockholders’ equity	105,952	153,369
Total liabilities and stockholders’ equity	$391,823	$431,796

*                 The Condensed Consolidated Balance Sheet at December 31, 2013 has been derived from the Company’s audited financial statements at that date.